                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER, dated as of January 20, 1999 (this "Agreement"), between NATIONSRENT, INC., a Delaware corporation
("NationsRent"), and RENTAL SERVICE CORPORATION, a Delaware corporation ("RSC" and, together with NationsRent, the "Constituent Corporations");

                             W I T N E S S E T H :

  WHEREAS, the respective Boards of Directors of NationsRent and RSC (each, a "Party" and, together, the "Parties") have each approved this Agreement and the merger (the "Merger") of NationsRent with and into RSC upon the terms and subject to the conditions set forth herein;

  WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

  WHEREAS, it is intended that, for financial accounting purposes, the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles in the United States ("GAAP");

  WHEREAS, as an inducement to the willingness of NationsRent to enter into this Agreement, the board of directors of RSC has approved the grant to NationsRent of an option to purchase shares of common stock, par value $.01 per share ("RSC Common Stock"), of RSC, pursuant to a stock option agreement, dated as of the date of this Agreement, between NationsRent and RSC (the "RSC Stock Option Agreement") and, as an inducement to the willingness of RSC to enter into this Agreement, the board of directors of NationsRent has approved the grant to RSC of an option to purchase shares of common stock, par value $.01 per share ("NationsRent Common Stock"), of NationsRent pursuant to a stock option agreement, dated as of the date of this Agreement, between RSC and NationsRent (the "NationsRent Stock Option Agreement" and, together with the RSC Stock Option Agreement, the "Stock Option Agreements"), and each of NationsRent and RSC has duly authorized, executed and delivered each of the Stock Option Agreements as of the date hereof; and

  WHEREAS, NationsRent and RSC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

  1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) NationsRent shall be merged with and into RSC and the separate corporate existence of NationsRent shall thereupon cease. RSC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of RSC, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in Article III hereof. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

  1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022 at 9:00 A.M., local time, on the third business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as NationsRent and RSC may agree in writing (the "Closing Date").

  1.3. Effective Time. Immediately following the Closing, NationsRent and RSC will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  2.1. The Certificate of Incorporation. The certificate of incorporation of RSC as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that the Charter shall be amended as set forth in Exhibit A (the "Charter Amendments").

  2.2. The By-Laws. The by-laws of RSC, as amended in accordance with Section
5.1.15 and in effect at the Effective Time, shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                            OFFICERS AND DIRECTORS

  3.1. Directors of Surviving Corporation. At the Effective Time, the board of directors of the Surviving Corporation shall be increased by one member and shall consist of nine directors, four of which shall be directors designated by NationsRent from among NationsRent's present directors (the "NationsRent Directors"), four of which shall be directors designated by RSC from among RSC's present directors (the "RSC Directors"), and one of which (the "Agreed Director") shall be designated by NationsRent with the consent of RSC (such consent not to be unreasonably withheld), provided, however, that such Agreed Director may not be related to H. Wayne Huizenga, or be an Affiliate (as defined herein) of or serve as a director or executive officer of, any entity of which H. Wayne Huizenga, any person related to him or any trust or entity for the benefit of any such persons, owns, directly or indirectly, an equity interest or interests having more than 15 percent of the ordinary voting power in such entity. Each of such designations shall occur prior to the date that the Form S-4 (as defined in Section 6.3.3) is declared effective. All of such directors designated for the board of directors of RSC shall be the "New Directors," each to serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Charter and the By-Laws. If, prior to the Effective Time, any New Director shall decline or be unable to serve, the Party entitled to designate such New Director shall designate another individual (a "New Director Successor") to serve in such New Director's stead. Martin R. Reid and James L. Kirk shall be designated as the initial and only members of the nominating committee of the RSC board of directors.

  3.2. Officers of Surviving Corporation. From and after the Effective Time, the following persons shall be the officers of the Surviving Corporation and hold the indicated offices: (A) Martin R. Reid, Chairman, (B) James L. Kirk, Vice-Chairman, President and Chief Executive Officer and (C) Robert Wilson, Senior Executive Vice President and Chief Financial Officer (each, a "New Officer"), each to serve until his successor has been duly appointed or until his earlier death, resignation or removal in accordance with the By-Laws. If, prior to the Effective Time, any New Officer shall decline or be unable to serve, a person to fill such position shall be designated by the New Directors.

                                  ARTICLE IV

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

  4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of NationsRent:

    4.1.1. Merger Consideration. Each share of NationsRent Common Stock (each, a "NationsRent Common Share" and, together, the "NationsRent Common Shares") issued and outstanding immediately prior to the Effective Time (other than NationsRent Common Shares that are owned by RSC or any direct or indirect subsidiary of RSC or NationsRent Common Shares that are owned or held in treasury by NationsRent, or owned by any direct or indirect subsidiary of NationsRent (collectively, "Excluded NationsRent Shares")) shall be converted into and become exchangeable for 0.355 (the "Exchange Ratio") of a share of RSC Common Stock, subject to adjustment as provided in Section 4.5 (the "Merger Consideration"). At the Effective Time, all NationsRent Common Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such NationsRent Common Shares (other than Excluded NationsRent Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2.4 cash in lieu of fractional shares of RSC Common Stock into which such NationsRent Common Shares have been converted pursuant to this Section 4.1.1 and any distribution or dividend pursuant to Section 4.2.2, in each case without interest.

    4.1.2. Cancellation of Shares. Each Excluded NationsRent Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

    4.1.3. Effect on RSC Common Stock. Each share of RSC Common Stock issued and outstanding immediately prior to the Effective Time shall remain unchanged by the Merger and shall remain issued and outstanding after the Effective Time.

  4.2. Exchange of Certificates for Shares.

    4.2.1. Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by RSC with NationsRent's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), to mail to each holder of record as of the Effective Time of a Certificate (other than holders of a Certificate in respect of Excluded NationsRent Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and indemnification in lieu thereof as provided in Section 4.2.6) to the Exchange Agent (the "Letter of Transmittal"), such letter of transmittal to be in such form and have such other provisions as RSC and NationsRent may reasonably agree, and (ii) instructions for exchanging Certificates for (A) certificates representing shares of RSC Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2.7, upon surrender of a Certificate (or affidavit of loss and indemnification in lieu thereof as provided in Section 4.2.6) for cancellation to the Exchange Agent together with a duly executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of RSC Common Stock that such holder is entitled to receive pursuant to this Article IV and a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 4.2.4 hereof plus
(B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this
Article IV, and any Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of NationsRent Common Shares that is not registered in the transfer records of NationsRent, a certificate representing the proper number of shares of RSC Common Stock, together with a check for any cash in lieu of fractional shares to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such NationsRent Common Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of RSC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of a certificate for shares of RSC Common Stock in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of RSC or the Exchange Agent that such tax has been paid or is not applicable.

    For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1.4) or other entity of any kind or nature.

    4.2.2. Distributions with Respect to Unexchanged Shares; Voting.

      4.2.2.1. Whenever a dividend or other distribution is declared by RSC in respect of RSC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of RSC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such RSC Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this
Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be issued and/or paid to the holder of the certificates representing whole shares of RSC Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of RSC Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of RSC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of RSC Common Stock, all shares of RSC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

      4.2.2.2. Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of RSC stockholders with a record date at or after the Effective Time the number of whole shares of RSC Common Stock represented by such Certificates, as the case may be, regardless of whether such holders have surrendered their Certificates.

    4.2.3. Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of NationsRent of NationsRent Common Shares that were outstanding immediately prior to the Effective Time.

    4.2.4. Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of RSC Common Stock will be issued and any holder of NationsRent Common Shares entitled to receive a fractional share of RSC Common Stock but for this Section 4.2.4 shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of RSC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

    4.2.5. Termination of Exchange Period; Unclaimed Stock. Any shares of RSC Common Stock and any portion of the cash, dividends or other distributions with respect to the RSC Common Stock deposited by RSC with the Exchange Agent (and the proceeds of any investments thereof) that remain unclaimed by the stockholders of NationsRent 180 days after the Effective Time shall be paid to RSC. Any stockholders of NationsRent who have not theretofore complied with this Article IV shall thereafter look only to RSC for payment of their shares of RSC Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 4.1.1, Section 4.2.2 and
Section 4.2.4 upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof as provided in Section 4.2.6), without any interest thereon. Notwithstanding the foregoing, none of RSC, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of NationsRent Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    4.2.6. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by RSC as indemnity against any claim that may be made against it with respect to such Certificate, RSC will issue the shares of RSC Common Stock and the Exchange Agent will deliver any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 4.1.1, Section 4.2.2 and Section 4.2.4 upon due surrender of and deliverable in respect of NationsRent Common Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

    4.2.7. Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.12) of NationsRent shall not be exchanged until RSC has received a written agreement from such Person as provided in Section 6.12 hereof.

  4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of NationsRent Common Stock or RSC Common Stock in connection with the Merger.

  4.4. NationsRent Stock Options. At the Effective Time, each outstanding option to purchase NationsRent Common Shares (each, a "NationsRent Stock Option"), whether vested or unvested, issued under the NationsRent Stock Plans (as defined in Section 5.1.2.1), shall cease to represent a right to acquire shares of NationsRent Common Stock and shall be converted automatically into an option to purchase shares of RSC Common Stock, and RSC shall assume each such NationsRent Stock Option subject to the terms of any of the NationsRent Stock Plans, and the agreements evidencing grants thereunder; provided, however, that from and after the Effective Time, (i) the number of shares of RSC Common Stock purchasable upon exercise shall be equal to the number of shares of NationsRent Common Stock that were purchasable under such NationsRent Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, subject to adjustment as provided in Section 4.5, and rounding down to the nearest whole share of RSC Common Stock, and (ii) the per share exercise price shall be equal to the result of dividing the per share exercise price of such NationsRent Stock Option by the Exchange Ratio, subject to adjustment as provided in Section 4.5, and rounding down to the nearest cent. Notwithstanding the foregoing, the number of and the per share exercise price of each NationsRent Stock Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, as necessary in order for such NationsRent Stock Option to be an "incentive stock option." Accordingly, with respect to any incentive stock options, fractional shares of RSC Common Stock shall be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price shall be rounded up to the nearest cent. After the Effective Time, the board of directors of RSC shall keep reserved for issuance a number of shares of RSC Common Stock sufficient for issuance upon exercise of all NationsRent Stock Options outstanding after the Effective Time. At the Effective Time, RSC shall send a notice to each holder of a NationsRent Stock Option informing such holder of the number of shares of RSC Common Stock that are subject to, and the exercise price of, such holder's NationsRent Stock Options assumed by RSC and as soon as practicable after the Effective Time, RSC shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of RSC Common Stock subject to NationsRent Stock Options assumed pursuant to this Section, and shall use its best reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws while such NationsRent Stock Options remain outstanding.

  4.5. Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of NationsRent Common Shares or shares of RSC Common Stock or securities convertible or exchangeable into or exercisable for shares of NationsRent Common Stock or shares of RSC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

  4.6. Treatment of Other Equity Rights. The Other NationsRent Equity Rights (as defined in paragraph 5.1.2.1) outstanding at the Effective Time shall be treated as set forth in Section 6.17.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

  5.1. Representations and Warranties of NationsRent and RSC. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by NationsRent to RSC or by RSC to NationsRent (each a "Disclosure Letter", and the "NationsRent Disclosure Letter" and the "RSC Disclosure Letter", respectively), as the case may be, NationsRent (except for subparagraphs 5.1.2.2, 5.1.3.2, 5.1.14(ii), 5.1.15 and
5.1.16.1 below and references in paragraphs 5.1.1 and 5.1.8.1 below to documents made available by RSC to NationsRent) hereby represents and warrants to RSC, and RSC (except for paragraphs 5.1.2.1, 5.1.3.1, 5.1.14(i) and
5.1.16.2 below and references in paragraphs 5.1.1 and 5.1.8.1 below to documents made available by NationsRent to RSC) hereby represents and warrants to NationsRent, that:

    5.1.1. Organization, Good Standing and Qualification. Each of it and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders, to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so authorized, qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to RSC, in the case of NationsRent, and to NationsRent, in the case of RSC, a complete and correct copy of its certificate of incorporation and by-laws, each as amended to the date hereof. Such certificates of incorporation and by-laws as so made available are in full force and effect.

    As used in this Agreement, (i) the term "Subsidiary" means, with respect to NationsRent or RSC, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting or other power (including by contract) (A) to elect directors having at least fifty percent of the voting power of the entire board of directors or other persons performing similar functions or (B) to directly perform such functions is directly or indirectly owned by such Party or by one or more of its respective Subsidiaries or by such Party and any one or more of its respective Subsidiaries, (ii) the term "Material Adverse Effect" means, with respect to either RSC or NationsRent, as the case may be, a material adverse effect on the financial condition, properties, business or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or conditions generally affecting the equipment rental industry and (iii) unless otherwise specified, "Affiliate" shall have the meaning specified in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    5.1.2. Capital Structure.

      5.1.2.1. The authorized capital stock of NationsRent consists of 250,000,000 shares of NationsRent Common Stock, of which 55,618,024 shares of NationsRent Common Stock were issued and outstanding and no shares of NationsRent Common Stock were held in treasury as of the close of business on January 19, 1999, 5,000,000 shares of Preferred Stock, $0.01 par value per share (the "NationsRent Preferred Shares"), none of which was outstanding as of the date hereof. All of the outstanding shares of NationsRent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than shares of NationsRent Common Stock subject to issuance under the NationsRent Stock Option Agreement or subject to issuance as set forth below, NationsRent has no shares of NationsRent Common Stock or NationsRent Preferred Shares reserved for or otherwise subject to issuance. As of the date hereof, there were not more than 4,055,780 shares of NationsRent Common Stock that were subject to outstanding options, whether vested or unvested, issued by NationsRent, or that NationsRent was obligated to issue, pursuant to NationsRent Compensation and Benefit Plans identified in Section 5.1.8 of the NationsRent Disclosure Letter as being the only NationsRent Compensation and Benefit Plans pursuant to which NationsRent Common Stock (or options to purchase NationsRent Common Stock) may be issued (collectively the "NationsRent Stock Plans"). As of the date hereof, there were not more than 8,911,337 shares of NationsRent Common Stock that were subject to warrants, convertible notes or other securities of NationsRent convertible into or exercisable or exchangeable for, or obligations of NationsRent (whether subject to condition or not) to issue, shares of NationsRent Common Stock (excluding the NationsRent Stock Options) ("Other NationsRent Equity Rights") outstanding on the date hereof. All agreements and instruments creating or giving rise to any Other NationsRent Equity Rights as of the date hereof are set forth in the NationsRent Disclosure Letter. Each of the outstanding shares of capital stock or other securities of each of NationsRent's Subsidiaries is duly authorized and validly issued, fully paid and nonassessable and owned by NationsRent or a direct or indirect wholly-owned Subsidiary of NationsRent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, for the NationsRent Stock Option Agreement and for options to purchase shares of NationsRent Common Stock and Other NationsRent Equity Rights which are permitted to be issued in accordance with Section 6.1, there are no agreements or instruments creating or giving rise to preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of NationsRent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of NationsRent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The shares of NationsRent Common Stock issuable pursuant to the NationsRent Stock Option Agreement have been duly reserved for issuance by NationsRent, and upon any issuance of such NationsRent Common Shares in accordance with the terms of the NationsRent Stock Option Agreement, such shares of NationsRent Common Stock will be duly authorized and validly issued, fully paid and nonassessable. NationsRent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except for obligations referred to above, convertible into or exercisable for securities having the right to vote) with the stockholders of NationsRent on any matter. NationsRent does not, directly or indirectly, hold any equity interests (or securities convertible into equity interests) in any entity, whether or not incorporated, other than its Subsidiaries. NationsRent has no contingent payment, earnout or other similar payment obligations which have arisen in connection with acquisitions currently outstanding.

      5.1.2.2. The authorized capital stock of RSC consists of 40,000,000 shares of RSC Common Stock, of which 24,097,648 shares were issued and outstanding and no shares were held in treasury as of the close of business on January 19, 1999, and 500,000 shares of Preferred Stock, par value $0.01 per share (the "RSC Preferred Shares"), none of which shares was outstanding as of the close of business on the date hereof. All of the outstanding shares of RSC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than shares of RSC Common Stock subject to issuance under the RSC Stock Option Agreement or subject to issuance as set forth below, RSC has no shares of RSC Common Stock or RSC Preferred Shares reserved for or subject to issuance. As of the date hereof, there were not more than 1,995,091 shares of RSC Common Stock that were subject to outstanding options, whether vested or unvested, issued by RSC, or that RSC was obligated to issue, pursuant to the RSC Compensation and Benefit Plans identified in Section 5.1.8 of the RSC Disclosure Letter as being the only RSC Compensation and Benefit Plans pursuant to which shares of RSC Common Stock (or options to purchase RSC Common Stock) may be issued (collectively, the "RSC Stock Plans"). As of the date hereof, no shares of RSC Common Stock were subject to warrants, convertible notes or other securities of RSC convertible into or exercisable or exchangeable for, or obligations of RSC (whether subject to condition or not) to issue, shares of RSC Common Stock (excluding the RSC Stock Options) ("Other RSC Equity Rights") outstanding on the date hereof. All agreements and instruments creating or giving rise to any Other RSC Equity Rights as of the date hereof are set forth in the RSC Disclosure Letter. Each of the outstanding shares of capital stock of each of RSC's Subsidiaries is duly authorized and validly issued, fully paid and nonassessable and owned by RSC or a direct or indirect wholly-owned subsidiary of RSC, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, for the RSC Stock Option Agreement and for options to purchase shares of RSC Common Stock and Other RSC Equity Rights which are permitted to be issued in accordance with Section 6.1, there are no agreements or instruments creating or giving rise to preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of RSC or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of RSC or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The shares of RSC Common Stock issuable pursuant to the RSC Stock Option Agreement have been duly reserved for issuance by RSC, and upon any issuance of such shares in accordance with the terms of the RSC Stock Option Agreement, such RSC Common Shares will be duly authorized and validly issued, fully paid and nonassessable. RSC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except for obligations referred to above, convertible into or exercisable for securities having the right to vote) with the stockholders of RSC on any matter. RSC does not, directly or indirectly, hold any equity interests (or securities convertible into equity interests) in any entity, whether or not incorporated, other than its Subsidiaries. RSC has no contingent payment, earnout or other similar payment obligations currently outstanding.

    5.1.3. Corporate Authority; Approval and Fairness.

      5.1.3.1. NationsRent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the NationsRent Stock Option Agreement to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of NationsRent Common Stock (the "NationsRent Requisite Vote"). Each of this Agreement and the NationsRent Stock Option Agreement has been duly executed and delivered by NationsRent and is a valid and binding agreement of NationsRent enforceable against NationsRent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). On or prior to the date hereof, the board of directors of NationsRent (i) has unanimously approved and declared advisable this Agreement and approved each of the Stock Option Agreements and the Merger and the other transactions contemplated hereby and thereby and has resolved to recommend that the holders of NationsRent Common Stock approve and adopt the Merger Agreement and the transactions contemplated hereby, and (ii) has received the opinion of its financial advisors, Bear, Stearns & Co. Inc., in a customary form and to the effect that the Exchange Ratio is fair, from a financial point of view, to such holders.

      5.1.3.2. RSC has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the RSC Stock Option Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of RSC Common Stock and the approval of the Charter Amendments by the holders of a majority of the outstanding shares of RSC Common Stock (together, the "RSC Requisite Vote"). Each of this Agreement and the RSC Stock Option Agreement has been duly executed and delivered by RSC and is a valid and binding agreement of RSC, enforceable against RSC in accordance with its terms, subject to the Bankruptcy and Equity Exception. On or prior to the date hereof, the board of directors of RSC (i) has unanimously approved and declared advisable this Agreement, and approved each of the Stock Option Agreements and the Merger and the other transactions contemplated hereby and thereby and has resolved to recommend that the holders of RSC Common Stock approve and adopt the Merger Agreement and the transactions contemplated hereby, and (ii) has received the opinion of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in a customary form and to the effect that the Exchange Ratio is fair to RSC from a financial point of view. The shares of RSC

Common Stock, when issued pursuant to this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and no stockholder of RSC will have any preemptive right of subscription or purchase in respect thereof.

    5.1.4. Governmental Filings; No Violations.

      5.1.4.1. Other than the necessary filings, notices, approvals and/or consents (i) pursuant to Sections 1.3 and 7.1.5, (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and (iii) to comply with state securities or "blue-sky" laws (such filings, notices and/or approvals of NationsRent being the "NationsRent Required Consents" and of RSC being the "RSC Required Consents"), no filings, notices and/or reports are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement or the Stock Option Agreements by it and the consummation by it of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreements.

      5.1.4.2. The execution, delivery and performance of this Agreement and each Stock Option Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Significant Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.1.4.1 are made or obtained, any Law (as defined in Section 5.1.9) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of its Contracts, including any acceleration thereof, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreements. The NationsRent Disclosure Letter, with respect to NationsRent, and the RSC Disclosure Letter, with respect to RSC, sets forth a correct and complete list of Contracts of it and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreements.

    5.1.5. Reports; Financial Statements. It has made available to the other Party, each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Audit Date"), in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, its "Reports") and unaudited historical financial statements for the quarter to date, ended November 30, 1998 (the "Fourth Quarter Reports"). As of their respective dates, its Reports did not, and any Report filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of complete notes and normal year-end audit adjustments that will not be material in the aggregate in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The consolidated balance sheet included in the Fourth Quarter Reports fairly presents, in all material respects, the consolidated financial position of it and its Subsidiaries as of its date and the consolidated statements of income included in the Fourth Quarter Reports (including any related notes and schedules) fairly presents, in all material respects, the consolidated results of operations of it and its Subsidiaries for the periods set forth therein (subject to the absence of complete notes and normal year-end audit adjustments that will not be material in the aggregate in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. When NationsRent's audited financial statements for the one-year period ended December 31, 1998 (the "Audited Statements") are available and delivered to RSC, the consolidated fully diluted earnings per share of NationsRent for the three months ended December 31, 1998, as reflected in its Audited Statements, will not be materially and adversely inconsistent with $.11 per share, fully diluted.

    As used herein, "Fourth Quarter Reports" means (i) in the case of RSC, its unaudited historical financial statements for the quarter ended December 31, 1998, and (ii) in the case of NationsRent, its unaudited financial statements for the quarter to date ended November 30, 1998.

    5.1.6. Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof or as expressly contemplated or permitted by this Agreement, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of it and its Subsidiaries, except those changes that, individually or in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect on it; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock; (iii) any split in its capital stock, combination, subdivision or reclassification of any of its capital stock; or
(iv) any change by it in accounting principles, practices or methods, except as required by changes in GAAP. Since the Audit Date, except as provided for herein, in its respective Disclosure Letter or as disclosed in the Reports filed prior to the date hereof, there has not been any increase in the salary, wage, bonus or other compensation payable or that could become payable by it or any of its Subsidiaries to directors or executive officers, other than increases in the ordinary course.

    5.1.7. Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of its executive officers, threatened against it or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances, in either such case, of which its executive officers have knowledge that would reasonably be expected to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the Merger and the transactions contemplated by this Agreement.

    5.1.8. Employee Benefits; Labor Matters.

      5.1.8.1. A copy of each "employee benefit plan", within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, change of control, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers one or more employees, directors, former employees or former directors of it and its Subsidiaries (in the case of NationsRent, the "NationsRent Compensation and Benefit Plans" and, in the case of RSC, the "RSC Compensation and Benefit Plans," and, in the case of NationsRent or RSC, respectively, the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by NationsRent to RSC or by RSC to NationsRent, as the case may be, prior to the date hereof and each such applicable Compensation and Benefit Plan is listed in Section 5.1.8 of its respective Disclosure Letter.

      5.1.8.2. Each of its respective Compensation and Benefit Plans is in substantial compliance with all applicable Law, including the Code and ERISA. Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as such term is defined in Section 1 of Rev. Proc 93-39), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of its executive officers, threatened in writing material litigation or claim relating to its Compensation and Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

      5.1.8.3. As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which (i) is considered one employer with it under Section 4001 of ERISA or
Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan") or (ii) at any relevant time was considered one employer with it under Section 4001 of ERISA or Section 414 of the Code. It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, and have not incurred, and are not expected to incur, any liability under Subtitle E of Title IV of ERISA. No "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has occurred for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will occur in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

      5.1.8.4. All contributions required to be made under the terms of any of its Compensation and Benefit Plans as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date hereof. Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any other single-employer plan pursuant to Section 401(a)(29) of the Code, or is subject to any lien pursuant to Section 412 of the Code or Section 302 of ERISA.

      5.1.8.5. Under each of its Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's or ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

      5.1.8.6. Neither it nor its Subsidiaries have any obligations for retiree health, life or other welfare benefits under any of its Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date hereof or as required by applicable Law.

      5.1.8.7. Except as may be provided in agreements, plans and instruments identified in its Disclosure Letter, none of the consummation of the Merger and the other transactions contemplated by this Agreement, the performance of its obligations under the Stock Option Agreements or the adoption of this Agreement by its stockholders, shall (x) except as may be provided in this Agreement, entitle any of its or its Subsidiaries' employees, consultants or directors, or former employees, consultants or directors, to compensation and benefits, directly or indirectly, upon termination of employment, (y) accelerate the time of funding (whether through a grantor trust or otherwise), payment or vesting or cause any payment of compensation or benefits under, increase the amount payable or cause any other material obligation pursuant to, any of its respective Compensation and Benefit Plans or (z) result in any payments under any of its Compensation and Benefit Plans the deduction for which would be disallowed under Section 162(m) or Section 280G of the Code.

      5.1.8.8. To the knowledge of its executive officers, it has no material labor relations disputes pending and its labor relations are satisfactory in all material respects. Except as disclosed in the applicable Disclosure Letter, it is not a party to any labor agreement and its employees are not members of any union or similar organization or the subject of any union organizing efforts. It has complied with any applicable labor or union agreement, and all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity and collective bargaining.

      5.1.8.9. Notwithstanding anything to the contrary contained in this
Section 5.1.8, the representations and warranties contained in this Section
5.1.8 shall be deemed to be true and correct with respect to it unless such failures to be true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in this Section 5.1.8) are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

    5.1.9. Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, materially delay or materially impair its ability to consummate the Merger and the transactions contemplated by this Agreement or the Stock Option Agreements. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits") necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

    5.1.10. Environmental Protection.

    Except as set forth in its respective Disclosure Letter or in its Reports filed prior to the date hereof:

      5.1.10.1. it and each of its subsidiaries is in compliance with all applicable Environmental Laws (as defined below), and neither it nor any of its Subsidiaries has received any communication from any person or Governmental Authority that alleges that it or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where any failure or alleged failure to be in such compliance would not individually or in the aggregate have a Material Adverse Effect.

      5.1.10.2. it and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not individually or in the aggregate have a Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and it and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits except as would not individually or in the aggregate have a Material Adverse Effect.

      5.1.10.3. there is no Environmental Claim (as defined below) pending or, to the knowledge of its executive officers, threatened (A) against it or any of its Subsidiaries, (B) against any person or entity whose liability for such Environmental Claim it or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which it or any of its subsidiaries owns, leases or manages, in whole or in part, which, in any such case described in this paragraph 5.1.10.3, would individually or in the aggregate have a Material Adverse Effect.

      5.1.10.4. it has no knowledge of any Releases (as defined below) of any Hazardous Materials (as defined below) that would be reasonably likely to result in any Environmental Claim against it or any of its Subsidiaries, or against any person or entity whose liability for such Environmental Claim it or any of its Subsidiaries has retained or assumed either contractually or by operation of law or which would result in it incurring liability under any Environmental Law, except for any Environmental Claim or liability which would not individually or in the aggregate have a Material Adverse Effect.

      5.1.10.5. it has no knowledge, with respect to any predecessor of it or any of its Subsidiaries or any real property formerly owned, leased or operated by it or any of its Subsidiaries, of any pending or threatened Environmental Claim which would have a Material Adverse Effect, or of any Release of Hazardous Materials that would be reasonably likely to result in any Environmental Claim which would have a Material Adverse Effect.

      5.1.10.6. Each of NationsRent and RSC has made available to RSC and NationsRent, respectively, true and complete copies of all material environmental audits, surveys, reports and assessments relating to real property owned, leased or operated by it or any of its subsidiaries.

      5.1.10.7. As used in this Agreement:

      (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) relating to a Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by it or any of its subsidiaries any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      (ii) "Environmental Laws" means all applicable federal, state and local laws, rules and regulations relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or protection of human health as it relates to the environment including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which it or any of its subsidiaries operates.

      (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

    5.1.11. Takeover Statutes. Its board of directors has taken all appropriate and necessary actions such that it will not be prohibited from entering into a "business combination" with NationsRent or RSC, as the case may be, as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution and delivery of this Agreement and each Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof is applicable to the NationsRent Common Stock, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements. No anti-takeover provision contained in its certificate of incorporation or its by-laws is, or at the Effective Time will be, applicable to the NationsRent Common Stock, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements.

    5.1.12. Tax Matters. As of the date hereof, neither it nor any of its affiliates (as determined in accordance with Section 6.12) has taken or agreed to take any action, nor do its executive officers have any knowledge of any fact or circumstance, that, to their knowledge, would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.1.13. Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; (ii) as of the date hereof, there are not pending or threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and
(iii) there are not any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

    As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

    5.1.14. Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) NationsRent has employed Bear, Stearns & Co. Inc. as its financial advisors, the arrangements with which have been disclosed to RSC prior to the date hereof, and (ii) RSC has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors, the arrangements with which have been disclosed to NationsRent prior to the date hereof.

    5.1.15. Amended By-Laws. Effective simultaneously with the execution of this Agreement, RSC has adopted the amendments to its by-laws set forth in Exhibit C.

    5.1.16. Ownership of Other Party's Common Stock

      5.1.16.1. Neither RSC nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of NationsRent Common Stock.

      5.1.16.2. Neither NationsRent nor any of its Subsidiaries "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of RSC Common Stock.

    5.1.17. Material Contracts. It has filed as an exhibit to an Annual Report on Form 10-K or another Report, or has delivered or otherwise made available to the other Party, true, correct and complete copies of all contracts and agreements to which it or any of its Subsidiaries is a party (a) that are or would be required to be filed in an exhibit to an Annual Report on Form 10-K filed by it with the SEC as of the date of this Agreement or (b) that purport to limit, curtail or restrict the ability of it or any of its Subsidiaries to operate or compete in any geographic area or line of business as of the date hereof (collectively, its "Material Contracts"). Each of the Material Contracts is valid and enforceable against it or its Subsidiaries, as applicable, in accordance with its terms (subject to the Bankruptcy and Equity Exception), and neither it nor any such Subsidiary, as the case may be, nor, to the knowledge of its executive officers, any other party, is in breach of or in default under any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by it or any such Subsidiary or, to the knowledge of its executive officers, any other party, except for any such unenforceability, default or event which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it. No party to any Material Contract has given notice to it of or made a claim against it with respect to any breach or default thereunder, in any such case in which such breach or default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

    5.1.18. Intellectual Property. It owns or possesses adequate licenses or other valid rights to use all material patents and applications therefore, trademarks, trade names, service marks and copyrights (collectively, "Proprietary Rights") necessary to the conduct of its business in the manner in which it is presently being conducted, except for such lack of or defects in ownership or possession as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. As of the date of this Agreement, neither it nor any of its Subsidiaries has received any written notice that any of its Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency other than notices relating to Proprietary Rights whose loss would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on it. There is no existing infringement, misuse, or misappropriation of any Proprietary Rights by others that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has received any written notice alleging that the operation of its business or that of any of its Subsidiaries infringes in any material respect upon the intellectual property rights of others other than allegations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. There is no license or any other right to use any Proprietary Rights whose loss is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and that is scheduled to expire on or before January 1, 2001.

    5.1.19. Rental Fleet. Its rental fleet is "rental ready" except where the failure to be rental ready is not reasonably likely to have a Material Adverse Effect. "Rental ready" means that each item of rental equipment is fully operable and available for rental to customers, excluding items which are undergoing maintenance and repairs in the ordinary course of business.

    5.1.20. Affiliated Transactions and Certain Other Agreements. Set forth in the NationsRent Disclosure Letter or RSC Disclosure Letter, as applicable, is a list of (a) all contracts, arrangements, agreements or understandings that it would be required to describe pursuant to Item 404 of Regulation S-K of the Securities Act if disclosure thereunder was made on the date hereof, except for those contracts, arrangements, agreements or understandings disclosed (or incorporated by reference), in the case of NationsRent, in NationsRent's Registration Statement on Form S-1, filed on December 31, 1998, and, in the case of RSC, in RSC's 1998 Annual Report on Form 10-K for the year ended December 31, 1997 or any RSC Report filed as of the date hereof and (b) all arrangements or understandings, whether written or oral, giving any Person the right to require it to register shares of its capital stock or securities convertible into or exercisable for capital stock or to participate in any such registration.

                                  ARTICLE VI

                                   COVENANTS

  6.1. Interim Operations. Each of NationsRent and RSC covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the other party shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in its respective Disclosure Letter or required by applicable Law):

    6.1.1. the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, lessors, employees and business associates;

    6.1.2. it shall not (A) amend its certificate of incorporation or by-laws, except that the certificate of incorporation and by-laws of RSC shall be amended as contemplated by the Charter Amendments and Section 5.1.15, respectively; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock (other than pursuant to the terms of any Rights Plan (as defined in Section 6.1.3)); or (D) repurchase, redeem or otherwise acquire (other than Rights (as defined in Section 6.1.3) pursuant to any Rights Plan), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

    6.1.3. neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire, its capital stock of any class (other than (w) shares of capital stock issuable pursuant to options outstanding on the date hereof under the NationsRent Stock Plans or RSC Stock Plans, pursuant to the applicable Stock Option Agreement, or pursuant to outstanding options or rights to acquire shares of capital stock described in Section 5.1.2.1 or 5.1.2.2, (x) additional options or rights to acquire shares of capital stock granted under the terms of any NationsRent Stock Plan or RSC Stock Plan, as the case may be, as in effect on the date hereof in the ordinary course of the operation of such Stock Plan, (y) shares of capital stock issuable pursuant to the options or rights described in clause (x) and (z) pursuant to the terms of any stockholder rights protection plan adopted by NationsRent or RSC, as the case may be, after consultation with the other party (with respect to either party, a "Rights Plan"); provided that (A) the terms of any Rights Plan shall provide that none of (I) the acquisition by NationsRent or RSC, as the case may be, of shares of RSC Common Stock or NationsRent Common Stock, respectively, pursuant to, or the exercise or performance by either Party of its rights or obligations under, the RSC Stock Option Agreement or the NationsRent Stock Option Agreement, (II) in the case of any such Rights Plan of RSC, the receipt or ownership by any Person of the shares of RSC Common Stock to be issued in the Merger, (III) the consummation of any of the other transactions contemplated hereby or by the Stock Option Agreements or (IV) the acquisition by any director or officer or any Person who may be deemed to be an "affiliate" of NationsRent or RSC (as determined under Section 6.12) of any shares of capital stock of NationsRent or RSC, as the case may be, issuable pursuant to any NationsRent Stock Options or RSC Stock Options, as the case may be, shall be deemed to cause or give rise to any distribution of the rights to purchase capital stock of a Party to be issued pursuant to the applicable Rights Plan (in either case, the "Rights") or to cause such Rights to become void, separable, distributable, unredeemable or exercisable; (B) neither RSC or NationsRent nor any officer, director, affiliate or associate of NationsRent or RSC (or any group comprised of such persons) shall be deemed to become an "acquiring person" or to meet any other similar definition of a Person which would (whether upon notice or lapse of time or both) cause any such Rights to become void, separable, distributable, unredeemable or exercisable as a result of the transactions contemplated hereby, by the Stock Option Agreements or by any acquisition referred to in clause (A) above, individually or in the aggregate; (C) any such Rights Plan (and any Rights issued thereunder) adopted by RSC shall, by its own terms and without any further action on the part of the board of directors of the Surviving Corporation, terminate (without payment) 60 days after the earlier of the termination of this Agreement or the

Effective Time unless the New Directors shall elect, by affirmative vote of not less than two-thirds of the entire board of directors of the Surviving Corporation, to have such Rights Plan continue in full force and effect); and
(D) any such Rights Plan adopted by NationsRent shall, by its own terms and without any further action on the part of the board of directors of the Surviving Corporation terminate on the earlier of immediately before the Effective Time and 60 days after the termination of this Agreement; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability except in the ordinary and usual course of business, pursuant to its budget plan previously delivered to the other Party, pursuant to financial plans previously disclosed in its Disclosure Letter, for long-term indebtedness incurred in connection with the refinancing of existing indebtedness, or pursuant to any transaction permitted by clause (iii) of this Section 6.1.3, in each case without the consent of the other Party; or (iii) enter into any agreement concerning, or make, any acquisition or series of acquisitions or capital expenditures unless, in the case of RSC, such transaction or series of transactions is pursuant to letters of intent pending as of the date hereof and, in the case of either NationsRent or RSC, such transaction or such transaction or series of transactions (A) is in the ordinary and usual course of business, (B) does not, individually or in the aggregate with all other transactions relying on this clause (B), involve consideration that (x) has a value in excess of $10 million plus, in the case of NationsRent, the amount of consideration actually paid by RSC for acquisitions by RSC or its Subsidiaries pursuant to letters of intent pending as of the date hereof or (y) is consideration other than cash or obligations that are not convertible into shares of its capital stock, (C) is not reasonably likely to prevent or materially delay the mailing of the Prospectus/Proxy Statement or the Closing, and (D) is not violative of Section 6.1.6;

    6.1.4. except as contemplated by this Agreement, neither it nor any of its Subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or executive officer or establish any plan or program of severance or termination pay for other employees generally or any group of employees of it or its Subsidiaries, in each case without the consent of the other Party; and neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any compensation or benefit plan or agreement or increase the salary, wage, bonus or other compensation of any directors, officers or employees except for grants or awards to directors, officers and employees of it or its Subsidiaries under existing compensation or benefit plans or agreements (including agreements to be offered to new employees) entered into in the normal and usual course of business and related compensation and benefit increases, and except for actions necessary to satisfy existing contractual obligations under compensation or benefit plans or agreements existing as of the date hereof or to comply with applicable Law;

    6.1.5. neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

    6.1.6. neither it nor any of its Subsidiaries shall take any action or omit to take any action for the purpose or with the reasonably foreseeable consequence of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements including any action or omission that would cause (i) the Merger to
(A) fail to qualify as a "pooling of interests" under GAAP (and each Party agrees to use its best reasonable efforts to remove any impediment that would cause the Merger to fail to qualify as a "pooling of interests" under GAAP) or
(B) fail to qualify as a reorganization under Section 368(a) of the Code or
(ii) the exchange of shares of RSC Common Stock for NationsRent Common Shares in the Merger to fail to qualify for nonrecognition of gain (except with respect to cash received in lieu of fractional shares of RSC Common Stock);

    6.1.7. notwithstanding anything contained in the foregoing Sections 6.1.1 to 6.1.6, neither it nor any of its Subsidiaries shall take any action that would cause the number of authorized but unissued shares of NationsRent Common Stock or RSC Common Stock, as the case may be, that (i) are not reserved for issuance or otherwise contemplated to be issued under any Contract, plan or understanding (other than a Stock Option Agreement) and (ii) are available for issuance under the Stock Option Agreement under which it is the issuer to be less than 19.9% of the outstanding shares of NationsRent Common Stock or RSC Common Stock, as the case may be; and

    6.1.8. neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

  6.2. Acquisition Proposals.

    6.2.1. Each of NationsRent and RSC agrees that, subject to paragraph 6.2.3 and except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, with respect to each of NationsRent and RSC, such Person's "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving NationsRent or RSC or any of its respective Significant Subsidiaries, or any purchase of, or offer to purchase, all or substantially all of the equity securities of NationsRent or RSC, as the case may be, or any of its respective Significant Subsidiaries, or all or substantially all of the assets of it or of any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each of NationsRent and RSC further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either NationsRent or RSC or its board of directors from (i) making any disclosure to its shareholders if, in the good faith judgment of its board of directors (after consultation with its outside counsel), failure so to disclose would be inconsistent with its obligations under applicable Law; (ii) negotiating with or furnishing information to any Person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.2.1; or (iii) recommending (and in connection therewith, withdrawing or modifying its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby) such an Acquisition Proposal to its shareholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquisition Proposal is a Superior Proposal (as defined below). For purposes of this Agreement, a "Superior Proposal" means in respect of NationsRent or RSC, as applicable, any Acquisition Proposal by a third party (y) on terms which the board of directors of such Party determines in its good faith judgment after consultation with its financial advisors (whose advice shall be communicated to the other Party), (i) to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and (ii) to be more favorable to such Party than the Merger and the other transactions contemplated hereby after taking into account any other relevant factors permitted under applicable Law, and after giving the other Party at least ten business days to respond to such third party Acquisition Proposal and (z) which the board of directors of such Party determines in its good faith judgment to constitute a transaction that is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial (including the financing terms of any such proposal), regulatory, and other aspects of such proposal. Each of NationsRent and RSC agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Each of NationsRent and RSC also agrees that if it has not already done so, it will promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

    6.2.2. Each of NationsRent and RSC agrees that it will take the necessary steps promptly to inform its Subsidiaries and its and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.2. Each of NationsRent and RSC agrees that it will notify the other promptly if any such inquiries, proposals or offers relating to or constituting an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its or its Subsidiaries' Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers.

    6.2.3. Nothing contained herein shall prohibit a Party from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender or exchange offer or prohibit either Party's directors or officers from voting or tendering any securities beneficially owned by them as they may determine.

  6.3. Information Supplied.

    6.3.1. Each of NationsRent and RSC shall cooperate and promptly prepare, and RSC shall file with the SEC, as soon as practicable a Registration Statement on Form S-4, including the joint prospectus/proxy statement constituting a part thereof (the "Prospectus/Proxy Statement") (the "Form S-4"), under the Securities Act with respect to the issuance of RSC Common Stock in the Merger. The Parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of NationsRent and RSC shall use its respective best reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after such filing. RSC shall use its best reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. RSC will advise NationsRent, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of RSC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Prospectus/Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

    6.3.2. NationsRent and RSC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form S-4, including, without limitation the Prospectus/Proxy Statement, and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to shareholders and at the time or times of each Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of each Shareholders Meeting any information relating to NationsRent or RSC, or any of their respective Affiliates, officers or directors, should be discovered by NationsRent or RSC, respectively, which should be set forth in an amendment to the Form S-4 or a supplement to the Prospectus/Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the appropriate Party.

    6.3.3. Shareholders Meetings. NationsRent will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a special meeting of the holders of shares of NationsRent Common Stock at which such holders shall consider approval and adoption of the Merger Agreement and the other transactions contemplated hereby (the "NationsRent Shareholders Meeting") as promptly as practicable after the Form S-4 has been declared effective by the SEC and, if practicable, prior to the next NationsRent annual meeting. RSC will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a special meeting of the holders of RSC Common Stock at which such holders shall consider approval and adoption of the Merger Agreement and the other transactions contemplated hereby and the other matters specified in the second succeeding sentence (the "RSC

Shareholders Meeting", and each of the NationsRent Shareholders Meeting and the RSC Shareholders Meeting, a "Shareholders Meeting") as promptly as practicable after the Form S-4 has been declared effective by the SEC and, if practicable, prior to the next RSC annual meeting. NationsRent and RSC shall each use its best reasonable efforts to schedule and hold their respective Shareholders Meetings at the same date and time. RSC shall include in the notice of meeting referred to above resolutions to approve, inter alia: (i) approval and adoption of this Agreement and the transactions contemplated hereby; (ii) amendments to the certificate of incorporation of RSC to (A) increase the number of authorized shares of RSC Common Stock to 150,000,000 and (B) change the name of RSC to "RSC NationsRent", each of such amendments to become effective as of the Effective Time; and (iii) an increase in the number of shares of RSC Common Stock available for issuance under the RSC Stock Plans to such number as the Parties may agree. The board of directors of each of RSC and NationsRent shall recommend to its respective shareholders the approval and adoption of this Agreement and the other transactions contemplated hereby and shall use its respective best reasonable efforts to solicit such approval; provided that, notwithstanding any other provision of this Agreement, including, without limitation, the provisions of Section 6.2, either Party's board of directors may withdraw or modify its recommendation if it concludes such action is advisable in the discharge of is fiduciary duties.

  6.4. Filings; Other Actions; Notification.

    6.4.1. NationsRent and RSC shall each cooperate with the other and (i) use (and shall use its best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts promptly to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreements and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) use (and shall use its best reasonable efforts to cause their respective Subsidiaries to use) all their respective best reasonable efforts to obtain as promptly as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements, including with respect to obtaining consents or waivers under their respective senior credit facilities or the replacement thereof. Subject to applicable Laws relating to the exchange of information, NationsRent and RSC shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to NationsRent and its Subsidiaries or RSC and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. In exercising the foregoing right, each of NationsRent and RSC shall act reasonably and as promptly as practicable. Notwithstanding anything to the contrary in this Section 6.4.1, neither RSC nor any of its Subsidiaries shall be required to sell, otherwise dispose of or hold separate (through the establishment of a trust or otherwise) assets or Subsidiaries of RSC that are material to it and its Subsidiaries taken as a whole or to restrict, require changes in or limit, the operation of any assets or businesses of RSC or any of its Subsidiaries or to take any other action that is, in any such case, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on RSC after the Effective Time (it being understood that, for this purpose, materiality shall be considered with reference to the combined companies following the Merger).

    6.4.2. NationsRent and RSC each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, the Prospectus/Proxy Statement or any other necessary or appropriate filing, notice, petition, statement, registration, submission of information or application made by or on behalf of NationsRent or RSC or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements.

    6.4.3. NationsRent and RSC each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements, including promptly furnishing the other with copies of notices or other communications received by NationsRent or RSC, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. NationsRent and RSC each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any condition set forth in Article VII to the other Party's obligations to effect the Merger.

    6.4.4. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, either Stock Option Agreement, or the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreements or claims damages in connection therewith, the Parties agree to cooperate and use their respective best reasonable efforts to defend against and respond thereto.

  6.5. Access; Confidentiality.

    6.5.1. In order to facilitate consummation of the Merger and the other transactions contemplated by this Agreement, the Parties hereby agree that upon reasonable notice, and except as may otherwise be required by applicable Law, NationsRent and RSC each shall (and shall cause its Subsidiaries to) afford the other's Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no receipt of information pursuant to this Section shall affect or be deemed to modify any representation or warranty made by NationsRent or RSC hereunder, and provided, further, that the foregoing shall not require NationsRent or RSC to permit any inquiry, or to disclose any information, that in the reasonable judgment of NationsRent or RSC, as the case may be, would (i) violate any antitrust or competition Law or (ii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality to third parties if NationsRent or RSC, as the case may be, shall have used its best reasonable efforts to obtain the consent of such third party to such inquiry or disclosure. All requests for information pursuant to this Section 6.5. shall be directed to an executive officer of NationsRent or RSC, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

    6.5.2. NationsRent and RSC each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated January 12, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, whether or not the Merger is consummated.

  6.6. Publicity. The initial press release concerning this Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements shall be a joint press release, and thereafter NationsRent and RSC shall consult with each other prior to issuing any press release or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements.

  6.7. Benefits and Other Matters.

    6.7.1. Employee Benefits.

      6.7.1.1. Following the Effective Time, RSC shall, and shall cause its Subsidiaries to, recognize service with NationsRent and its Subsidiaries and any predecessor entities (to the same extent such service was credited by NationsRent under similar benefit plans) prior to the Effective Time for all purposes under any benefit plans of RSC or its Subsidiaries in which the employees or former employee of NationsRent (or its respective Subsidiaries) shall participate; provided, however, that the foregoing shall not limit the rights of the RSC board of directors, subject to applicable laws and contractual obligations to amend, modify or terminate any such benefit plans. During the portion of the applicable period for each of the plans in which the Effective Time occurs, RSC shall, and shall cause its Subsidiaries to, recognize under its applicable medical, dental and health plans all appropriate expenses of each employee or former employee of NationsRent and its Subsidiaries (including their beneficiaries and dependents) for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

      6.7.1.2. From and after the Effective Time, RSC shall honor, and shall cause its Subsidiaries to comply, in accordance with its terms, with each (i) existing employment, change of control, severance and termination agreement between RSC or NationsRent or any of their respective Subsidiaries, and any officer, director or employee of such company and (ii) obligation pursuant to outstanding employee benefit compensation plans and arrangements which had accrued as of the Effective Time. NationsRent acknowledges that it has been advised by RSC that the Merger constitutes a change of control for purposes of certain RSC Compensation and Benefit Plans specifically identified in Section
5.1.8 of the RSC Disclosure Letter.

      6.7.1.3. After the Effective Time, RSC shall use its best efforts to cause the compensation and benefits available upon any termination of employment to officers who were formerly executive officers, and Senior executives previously identified, of NationsRent immediately prior to the Effective Time to be no less favorable than the compensation and benefit arrangements to which the current executive officers of RSC (other than Martin
Reid) are entitled immediately upon any termination of employment after the Effective Time.

      6.7.1.4. Prior to the Effective Time, NationsRent shall and shall cause its Subsidiaries to terminate each NationsRent Compensation and Benefit Plan that is intended to qualify under Section 401(k) of the Code. RSC shall make available to the participants in any such plan, as soon as practicable following the Effective Time, the plan that is intended to be qualified under
Section 401(k) of the Code in which other employees of RSC participate.

    6.7.2. Indemnification; Director and Officer Liability.

      6.7.2.1. From and after the Effective Time, RSC agrees that it will indemnify and hold harmless each individual who on or prior to the Effective Time was an officer or director at NationsRent or any of its Subsidiaries (each, an "Indemnitee") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and RSC shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

      6.7.2.2. For six years after the Effective Time, RSC shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by NationsRent's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof (provided that the Surviving Corporation may substitute therefor policies (which may be "tail" policies) with an insurer of equal claims paying ratings, of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder); provided, however, that during such period, RSC shall not be required to procure any amount of coverage in excess of that which may be obtained for the remainder of such period for an annual premium of 250% of the current annual premium paid by NationsRent for its existing coverage.

      6.7.2.3. The obligations of RSC under this Section 6.7.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.7.2 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.7.2 applies shall be third party beneficiaries of this
Section 6.7.2).

      6.7.2.4. If RSC or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person then and in each such case, proper provisions shall be made so that the successors and assigns of RSC or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.7.2.

    6.7.3. Directors of RSC. RSC agrees to take all such actions as may be required to implement the provisions of Section 3.1, including, without limitation, (i) increasing the size of its board of directors, (ii) procuring such resignations of its current directors as may be necessary and (iii) causing the election to its board of directors of such new directors, so that at the Effective Time the New Directors are the only directors of RSC.

    6.7.4. 1999 RSC Annual Meeting. If the RSC 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") occurs after the Effective Time, each of the New Directors or New Director Successors shall be nominated to serve on the RSC board of directors at the 1999 Annual Meeting. If any New Director or New Director Successor is no longer serving on the RSC board of directors at the time of the 1999 Annual Meeting or is unable to or declines to stand for election, the remaining RSC Directors shall be entitled to designate a candidate to fill such position if such position was previously designated a RSC Director, and the remaining NationsRent Directors shall be entitled to designate a director to fill such position if the position was previously designated as a position to be held by a NationsRent Director. If the Agreed Director position is vacant at the time of the 1999 Annual Meeting, the successor to the Agreed Director shall be designated by the NationsRent Directors, subject to the consent of the RSC Directors (which consent shall not be unreasonably withheld) and subject to the limitation set forth in the proviso to Section 3.1.

  6.8. Expenses. Except as otherwise provided in Section 8.5 (Effect of Termination and Abandonment), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreements, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements shall be paid by the Party incurring such expense, except that the Parties shall share equally the costs and expenses of filing, printing and distributing the Form S-4, the Prospectus/Proxy Statement and related documents.

  6.9. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreements, each of NationsRent and RSC and its board of directors shall, subject to applicable Law, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreements, as the case may be, and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions. Without limiting the foregoing, the boards of directors of each of RSC and NationsRent have approved the terms of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and by such Stock Option Agreements, and such approval is sufficient, in the case of RSC, to render the restrictions of Section 203 of the DGCL inapplicable to the Merger and to the other transactions contemplated by this Agreement and by the Stock Option Agreements.

  6.10. Listing Application. RSC shall promptly prepare and submit to the NYSE a listing application in respect of the shares of RSC Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such shares, on the NYSE, subject to official notice of issuance, under the symbol "RSV". The Surviving Corporation shall use its best efforts to cause the NationsRent Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

  6.11. Letters of Accountants.

    6.11.1. NationsRent shall use its best reasonable efforts to cause to be delivered to RSC "comfort" letters of Arthur Andersen LLP, NationsRent's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to RSC and its directors, in form reasonably satisfactory to RSC and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    6.11.2. RSC shall use its best reasonable efforts to cause to be delivered to NationsRent "comfort" letters of Ernst & Young LLP, RSC's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to NationsRent and its directors, in form reasonably satisfactory to NationsRent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  6.12. Affiliates. Each of NationsRent and RSC shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the NationsRent Shareholders Meeting or RSC Shareholders Meeting, as the case may be, "affiliates" of such party for purposes of applicable interpretations regarding use of the "pooling of interests" accounting method and, in the case of "affiliates" of NationsRent, for purposes of Rule 145 under the Securities Act. Each of NationsRent and RSC shall use its best reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to RSC prior to the date of the NationsRent Shareholders Meeting a written agreement, in the form attached hereto as Exhibit B-1, in the case of affiliates of NationsRent (the "NationsRent Affiliate's Letter"), and Exhibit B-2, in the case of affiliates of RSC (the "RSC Affiliate's Letter"). Prior to the Effective Time, each of NationsRent and RSC shall use its best reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute the applicable written agreement as set forth in this Section 6.12. If the Merger would otherwise qualify for "pooling of interests" accounting treatment, shares of RSC Common Stock issued to such affiliates of NationsRent in exchange for NationsRent Common Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of RSC and NationsRent shall have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. If the Merger would otherwise qualify for "pooling of interests" accounting treatment, any shares of NationsRent Common Stock held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude RSC's ability to account for the Merger as a "pooling of interests." NationsRent shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

  6.13. Registration Rights.

    6.13.1. At or prior to the Effective Time, RSC shall enter into a registration rights agreement with NationsRent's "affiliates" (as determined in accordance with Section 6.12), substantially in the form of Exhibit D, with respect to the shares of RSC Common Stock to be issued to such affiliates in the Merger.

    6.13.2. At and after the Effective Time, RSC shall comply with and assume all outstanding obligations of NationsRent under agreements or arrangements granting registration rights in accordance with their terms.

  6.14. Tax Representation Letters. For purposes of the tax opinions described in Sections 7.2.4 and 7.3.4, each of NationsRent and RSC shall provide representation letters, in form and substance reasonably satisfactory to RSC and NationsRent, respectively, each dated as of the date that is two business days prior to the date the Prospectus/Proxy Statement is first mailed to shareholders of NationsRent and RSC and reissued as of the Closing Date.

  6.15. Transfer Taxes. Except as provided in Section 4.2.1., all state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar Taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by RSC.

  6.16. Assumption of Indebtedness. At the Effective Time the Surviving Corporation shall execute such agreements and instruments, and take all other actions, that may be necessary to comply with the terms of the Indenture, including Section 5.01 thereof, relating to NationsRent's 10 3/8% Senior Subordinated Notes due 2008.

  6.17. Other Equity Rights. At the Effective Time, RSC shall comply with and assume NationsRent's obligations under each Other NationsRent Equity Right, including any terms of such Other NationsRent Equity Right requiring such Other NationsRent Equity Right be converted into a right to acquire RSC Common Stock.

  6.18. Use of Name. Unless the board of directors of the Surviving Corporation otherwise determines, the parties agree and acknowledge that at or prior to the first anniversary of the Effective Date, RSC shall amend the Charter to change the name of the Surviving Corporation to "NationsRent".

  6.19. Voting Agreement. NationsRent shall cause to be delivered as promptly as practicable, but in no event later than ten days, after the date hereof to RSC in the form previously agreed between the Parties, a voting agreement executed by H. Wayne Huizenga Sr., H. Family Investments and James L. Kirk.

                                  ARTICLE VII

                                  CONDITIONS

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    7.1.1. Shareholder Approvals. This Agreement and the transactions contemplated by this Agreement shall have been duly approved and adopted by holders of NationsRent Common Stock constituting the NationsRent Requisite Vote and this Agreement and the other transactions contemplated by this Agreement, and the matters specified in clause (ii) of Section 6.3.3 and proposed for adoption at the RSC Shareholders Meeting shall have been duly approved and adopted by holders of RSC Common Stock constituting the RSC Requisite Vote.

    7.1.2. Regulatory Consents. All NationsRent Required Consents and RSC Required Consents from or with any Governmental Entity (collectively, "Governmental Consents") in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained, and such Governmental Consents shall not contain any terms or impose any condition or restriction relating or applying to, or requiring changes in or limitations on, the operation of any asset or businesses of NationsRent, RSC or any of their respective Subsidiaries which term, condition or restriction that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on RSC after the Effective Time (it being understood that, for this purpose, materiality shall be considered with reference to the combined companies following the Merger).

    7.1.3. Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement or that, individually or in the aggregate with all other such Laws, is reasonably likely to have a Material Adverse Effect on RSC after the Effective Time (it being understood that, for this purpose, materiality shall be considered with reference to the combined companies following the Merger) or that would materially frustrate the intent and purposes of this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted or threatened in writing any proceeding seeking any such Order.

    7.1.4. Effectiveness of Form S-4. The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

    7.1.5. Exchange Listing. The shares of RSC Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    7.1.6. Blue Sky Approvals. RSC shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

  7.2. Conditions to Obligations of RSC. The obligation of RSC to effect the Merger is also subject to the satisfaction or waiver by RSC prior to the Effective Time of the following conditions:

    7.2.1. Representations and Warranties of NationsRent. The representations and warranties of NationsRent set forth in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct (provided that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on NationsRent) as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and RSC shall have received a certificate signed on behalf of NationsRent by an executive officer of NationsRent to such effect.

    7.2.2. Performance of Obligations of NationsRent. NationsRent shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and RSC shall have received a certificate signed on behalf of NationsRent by an executive officer of NationsRent to such effect.

    7.2.3. Consents Under Agreements. NationsRent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Merger and the other transactions contemplated by this Agreement under any Contract to which NationsRent or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries (is being understood that, for this purpose, materiality shall be considered with reference to the combined companies following the Merger), or is not reasonably likely to prevent or materially impair the ability of NationsRent to consummate the Merger and the other transactions contemplated by this Agreement.

    7.2.4. Tax Opinion. RSC shall have received an opinion from Latham & Watkins, dated as of the Closing Date, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of NationsRent and RSC will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel may require and rely upon the representations by the Parties in the representation letters referred to in Section 6.14.

  7.3. Conditions to Obligations of NationsRent. The obligation of NationsRent to effect the Merger is also subject to the satisfaction or waiver by NationsRent prior to the Effective Time of the following conditions:

    7.3.1. Representations and Warranties. The representations and warranties of RSC set forth in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct (provided that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on RSC) as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), and NationsRent shall have received a certificate signed on behalf of RSC by an executive officer of RSC to such effect.

    7.3.2. Performance of Obligations of RSC. RSC shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NationsRent shall have received a certificate signed on behalf of RSC by an executive officer of RSC to such effect.

    7.3.3. Consents Under Agreements. RSC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Merger and the other transactions contemplated by this Agreement under any Contract to which RSC or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, (it being understood that, for such purpose, materiality shall be considered with reference to the combined companies following the Merger), or is not reasonably likely to prevent or materially impair the ability of RSC to consummate the Merger and the other transactions contemplated by this Agreement.

    7.3.4. Tax Opinion. NationsRent shall have received an opinion from Sullivan & Cromwell, dated as of the Closing Date, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of NationsRent and RSC will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel may require and rely upon the representations by the Parties in the representation letters referred to in Section 6.14.

                                 ARTICLE VIII

                                  TERMINATION

  8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by shareholders of NationsRent and RSC referred to in paragraph 7.1.1, by mutual written consent of NationsRent and RSC, by action of their respective boards of directors.

  8.2. Termination by Either RSC or NationsRent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either RSC or NationsRent if (i) the Merger shall not have been consummated by August 31, 1999, whether such date is before or after the date of approval by the shareholders of NationsRent or RSC (the "Termination Date"), (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the approval by the shareholders of NationsRent or RSC, (iii) the NationsRent Requisite Vote shall not have been obtained at the duly held NationsRent Shareholders Meeting, including any adjournments or postponements thereof, or
(iv) the RSC Requisite Vote shall not have been obtained at the duly held RSC Shareholders Meeting, including any adjournments or postponements thereof; provided that the right to terminate this Agreement shall not be available to a Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

  8.3. Termination by NationsRent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of NationsRent referred to in
Section 7.1.1, by action of the board of directors of NationsRent, if (i) the board of directors of RSC shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger or, following the public announcement or disclosure of an Acquisition Proposal or the intention of any Person to make an Acquisition Proposal with respect to RSC, failed to reconfirm such recommendation within ten business days after a written request by NationsRent to do so; or (ii) RSC or its board of directors shall take any of the actions described in clause (ii) (but only if RSC and its Representatives shall fail to terminate all such actions within five business days of the commencement thereof) or clause (iii) of the proviso to Section 6.2.1; (iii) any Person or "group" (within the meaning of Rule 13d-5 under the Exchange Act) shall acquire 40% or more of the outstanding shares of RSC Common Stock; or (iv) there shall be a breach by RSC of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3.1 or 7.3.2 and cannot be or is not cured prior to the Termination Date.

  8.4. Termination by RSC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of RSC referred to in Section 7.1.1, by action of the board of directors of RSC, if (i) the board of directors of NationsRent shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger, following the public announcement or disclosure of an Acquisition Proposal or the intention of any Person to make an Acquisition Proposal with respect to NationsRent, or failed to reconfirm such recommendation within ten business days after a written request by RSC to do so; or (ii) NationsRent or its board of directors shall take any of the actions described in clause (ii) (but only if NationsRent and its Representatives shall fail to terminate all such actions within five business days of the commencement thereof) or clause (iii) of the proviso to
Section 6.2.1; (iii) any Person or "group" (within the meaning of Rule 13d-5 under the Exchange Act) (excluding for this purpose (A) any shares of NationsRent Common Stock beneficially owned by, or issuable pursuant to securities beneficially owned by, H. Wayne Huizenga or James L. Kirk or affiliates or associates of either of them, considered separately or together as a group, as of the date hereof and (B) an additional number of shares of NationsRent Common Stock, or securities exercisable for or convertible into such shares, that may be acquired after the date hereof by any of such Persons, considered separately or as a group, not in excess of 5% of the number of shares specified in clause (A), in the aggregate) shall acquire 40% or more of the outstanding shares of NationsRent Common Stock; or (iv) there shall be a breach by NationsRent of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2.1 or 7.2.2 and cannot be or is not cured prior to the Termination Date

  8.5. Effect of Termination and Abandonment.

    8.5.1. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of either Party (or of any of its Representatives) whether under contract, equity or Law; provided, however, that no such termination shall relieve either Party of any liability for damages resulting from any willful and intentional breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Section 8.5.2 or 8.5.3.

    8.5.2. In the event that (i) this Agreement is terminated by either NationsRent or RSC pursuant to Section 8.2(iii) or (ii) this Agreement is terminated by RSC pursuant to Section 8.4(i), 8.4(ii) (solely with respect to clause (iii) of the proviso to Section 6.2.1), 8.4(iii) or 8.4(iv) (solely with respect to a willful and intentional breach of Section 6.2), then NationsRent shall pay to RSC promptly, but in no event later than two days after the date of such termination, (A) the amount of $5,000,000 for RSC's expenses in connection with the negotiation and execution of, and its performance of its obligations under this Agreement and (B) as liquidated damages and not as a penalty, an additional termination payment equal to $35,000,000 (the "NationsRent Termination Amount"). Any payments to be made pursuant to this Section shall be made by wire transfer of same day funds. NationsRent acknowledges that the agreements contained in this Section 8.5.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, RSC would not enter into this Agreement; accordingly, if NationsRent fails promptly to pay any amount due pursuant to this Section 8.5.2, and, in order to obtain such payment, RSC commences a suit which results in a judgment against NationsRent for the payment set forth in this Section 8.5.2, NationsRent shall pay to RSC its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of expense reimbursement and the NationsRent Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

    8.5.3. In the event that (i) this Agreement is terminated by either NationsRent or RSC pursuant to Section 8.2(iv) or (ii) this Agreement is terminated by NationsRent pursuant to Section 8.3(i), 8.3(ii) (solely with respect to clause (iii) of the proviso to Section 6.2.1), 8.3(iii) or 8.3(iv) (solely with respect to a willful and intentional breach of Section 6.2), then RSC shall pay to NationsRent promptly, but in no event later than two days, after the date of such termination, (A) the amount of $5,000,000 for NationsRent's expenses in connection with the negotiation and execution of, and its performance of its obligations under, this Agreement and (B) as liquidated damages and not as a penalty, an additional termination payment equal to $35,000,000 (the "RSC Termination Amount"). Any payments to be made pursuant to this Section shall be made by wire transfer of same day funds. RSC acknowledges that the agreements contained in this Section 8.5.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NationsRent would not enter into this Agreement; accordingly, if RSC fails promptly to pay any amount due pursuant to this
Section 8.5.3, and, in order to obtain such payment, NationsRent commences a suit which results in a judgment against RSC for the payment set forth in this
Section 8.5.3, RSC shall pay to NationsRent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of expense reimbursement and the RSC Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

  9.1. Survival. This Article IX and the agreements of NationsRent and RSC contained in Sections 4.4 (NationsRent Stock Options), 6.7.1 (Benefits and Other Matters), 6.7.2 (Indemnification; Director and Officer Liability), 6.7.4 (1999 RSC Annual Meeting), 6.8 (Expenses), 6.9 (Takeover Statutes), 6.13 (Registration Statements), 6.15 (Transfer Taxes), 6.16 (Assumption of Indebtedness), 6.17 (Other Equity Rights) and 6.18 (Use of Name) shall survive the Effective Time. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.12 (Assignment)), the representations and warranties contained in Section 5.1.3 (Corporate Authority; Approval and Fairness), the agreements of NationsRent and RSC contained in Section 4.4.2 (NationsRent Stock Options), Section 6.5.2 (Access; Confidentiality), Section 6.8 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the Effective Time or the termination of this Agreement.

  9.2. Modification or Amendment. This Agreement may be modified or amended by agreement of the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time; provided, however, that, after approval by shareholders of the matters presented at the NationsRent Shareholders Meeting or the RSC Shareholders Meeting, no modification or amendment shall be made which under applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be modified or amended except by an instrument in writing executed and delivered by duly authorized officers of each of the Parties.

  9.3. Waiver of Conditions. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

  9.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

  9.5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

    9.6.1. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN

ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (i) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Stock Option Agreements and in respect of the transactions contemplated hereby and thereby and (ii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Stock Option Agreements may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 (Notices), or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

    9.6.2. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE STOCK OPTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE STOCK OPTION AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH PARTY HAS BEEN AUTHORIZED BY SUCH PARTY TO REPRESENT OR, TO THE KNOWLEDGE OR SUCH PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

  9.7. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

    if to NationsRent:

    NationsRent, Inc.
    450 East Las Olas Blvd.
    14th Floor
    Ft. Lauderdale, FL 33301
    Attention: Joseph H. Izhakoff, Esq.
    Telecopier: (954) 760-6585

    with a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Joseph B. Frumkin, Esq.
    Telecopier: (212) 558-3588
    if to RSC:

    Rental Service Corporation
    6929 East Greenway Parkway
    Suite 200
    Scottsdale, AZ 85254
    Attention: Robert Wilson
    Telecopier: (602) 905-3300

    with a copy to:

    Latham & Watkins
    633 West Fifth Street
    Suite 4000
    Los Angeles, California 90071
    Attention: Elizabeth A. Blendell, Esq.
    Telecopier: (213) 891-8763

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

  9.8. Entire Agreement. This Agreement (including any exhibits hereto), the NationsRent Disclosure Letter, the RSC Disclosure Letter, the Stock Option Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, between the Parties with respect to the subject matter hereof. References herein to this Agreement shall for all purposes be deemed to include references to the NationsRent Disclosure Letter and the RSC Disclosure Letter. Except as set forth in Section 6.7.2 (Indemnification; Director and Officer Liability), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. No employee or former employee of NationsRent or RSC who is not a director of NationsRent or RSC shall be deemed a third party beneficiary with respect to any provision of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE STOCK OPTION AGREEMENTS, NEITHER NATIONSRENT NOR RSC MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE STOCK OPTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.9. Obligations of NationsRent and of RSC. Whenever this Agreement requires a Subsidiary of RSC to take any action, such requirement shall be deemed to include an undertaking on the part of RSC to use best reasonable efforts to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of NationsRent to take any action, such requirement shall be deemed to include an undertaking on the part of NationsRent to use best reasonable efforts to cause such Subsidiary to take such action.

  9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision unless the substitution of such provision would materially frustrate the express intent and purposes of this Agreement and
(ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  9.11. Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, paragraph of or Exhibit, such reference shall be to a Section or paragraph of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this provision shall be void.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of NationsRent and RSC as of the date hereof.

                                          NATIONSRENT, INC.

                                                   /s/ James L. Kirk
                                          By: _________________________________
                                             Name: James L. Kirk
                                             Title:

                                          RENTAL SERVICE CORPORATION

                                                   /s/ Martin R. Reid
                                          By: _________________________________
                                             Name: Martin R. Reid
                                             Title: